Exhibit 3.189
CERTIFICATE OF MERGER
OF
BUCEPHALAS ACQUISITION CORP.
WITH AND INTO
GRAHAM PACKAGING COMPANY INC.
UNDER SECTION 251 OF THE
GENERAL CORPORATION LAW
September 8, 2011
          Graham Packaging Company Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), desiring to merge Bucephalas Acquisition Corp., a Delaware corporation (“Merger Sub”), with and into the Corporation (the “Merger”), pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
          FIRST: The name and state of incorporation of each of the constituent corporations to the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
Bucephalas Acquisition Corp.	Delaware
Graham Packaging Company Inc.	Delaware
          SECOND: An Agreement and Plan of Merger, dated as of June 17, 2011 (the “Agreement and Plan of Merger”), by and among each of the Constituent Corporations and Reynolds Group Holdings Limited, a company organized under the laws of New Zealand, setting forth the terms and conditions of the Merger was approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL.
          THIRD: The name of the surviving corporation shall be Graham Packaging Company Inc. (the “Surviving Corporation”).

          FOURTH: Upon the effectiveness of the Merger in accordance with Section 251 of the DGCL (the “Effective Time”), the Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the Merger shall be amended and restated to read as set forth on Exhibit A attached hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation.
          FIFTH: This Certificate of Merger, and the Merger, shall become effective at the time this Certificate of Merger is filed with the Secretary of State of the State of Delaware.
          SIXTH: An executed copy of the Agreement and Plan of Merger is on file at the offices of the Surviving Corporation at 2401 Pleasant Valley Road, York, Pennsylvania 17402.
          SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.
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          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be executed as of the 8th day of September, 2011.

GRAHAM PACKAGING COMPANY INC.
By:	/s/ David W. Bullock
	Name:	David W. Bullock
	Title:	Chief Financial Officer

[Signature Page to Certificate of Merger]

EXHIBIT A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GRAHAM PACKAGING COMPANY INC.
          FIRST: The name of the Corporation is GRAHAM PACKAGING COMPANY INC.
          SECOND: The Corporation’s registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
          THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is ten thousand (10,000) shares of Common Stock, par value $0.01 per share.
          FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:
          (a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.
          (b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.
          (c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

          (d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.
          (e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.
          SIXTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

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